EXHIBIT A

                                 CAMBIAR FUNDS
                            SHAREHOLDER SERVICE FEES



CAMBIAR FUNDS

Cambiar Opportunity Fund, Investor Class Shares
Cambiar International Fund, Investor Class Shares
Cambiar Small Cap Fund, Investor Class Shares


INVESTOR CLASS SHARES

Cambiar Opportunity Fund                        Twenty-five basis points (0.25%)

Cambiar International Fund                      Twenty-five basis points (0.25%)

Cambiar Small Cap Fund                          Twenty-five basis points (0.25%)

Cambiar Smid 30 Fund                            Twenty-five basis points (0.25%)



CALCULATION OF FEES

Shareholder Service fees are based on a percentage of each Fund's average daily net assets attributable to the Investor Class Shares of such Fund.